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       August 19, 2021

       Natalie Wilmore
       Head of Corporate & Securities
       Skillz Inc.
       P.O. Box 445
       San Francisco, CA 94104

                                                        Re: Skillz Inc.
                                                            Registration on
Form S-1
                                                            Filed August 17,
2021
                                                            File No. 333-258866

       Dear Ms. Wilmore:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




       Sincerely,


       Division of Corporation Finance

       Office of Technology
       cc:                                              Steven J. Gavin